Exhibit 10.3

RETENTION AGREEMENT

This Retention Agreement is entered into as of July 24, 2012, by and between Ronald W. Kaplan, an individual (“Executive”) and Trex Company, Inc., a Delaware corporation (the “Company”).

Recitals

Executive is an executive officer of the Company. The Company has determined that it is in the best interests of the Company and its stockholders that Executive’s employment with the Company be assured for a certain period of time. Therefore, the Company and Executive desire to set forth their agreement pursuant to which Executive will receive certain benefits from the Company under certain circumstances.

Agreement

Now, therefore, in consideration of the mutual covenants contained herein, the parties hereby agree as follows:

1. Restricted Stock. Subject to the vesting conditions set forth in this Agreement, the Company hereby grants to Executive 37,242 shares of its common stock, $.01 par value (the “Restricted Stock”) pursuant to the Trex Company, Inc. 2005 Stock Incentive Plan (the “Plan”). In the event that Executive is actively employed by the Company from the date of this Agreement through August 16, 2015, the Restricted Stock shall become fully vested on such date.

2. Cash Payment. In the event that Executive is actively employed by the Company from the date of this Agreement through August 16, 2015, the Company shall pay Executive the amount of $1,055,800 (the “Cash Payment”) on such date, subject to all applicable tax withholdings.

3. Definitions. “Cause”, “Good Reason” and “Disability”, as used in Sections 4 and 5 below, shall have the meanings given to such terms in Executive’s Amended and Restated Change in Control Severance Agreement dated as of August 3, 2011 (the “CIC Agreement”), and such definitions are incorporated herein by reference.

4. Early Vesting/Cash Payment. Notwithstanding the provisions of Sections 1 and 2 above, or the provisions of any other agreement between the parties, upon the occurrence of any of the following events prior to the date set forth in Sections 1 and 2 above, the Restricted Stock shall immediately vest upon such occurrence, and the Cash Payment shall be made to Executive within 3 days after such occurrence, subject to all applicable tax withholdings:

(a) Executive’s employment is terminated without “Cause” or at the election of Executive for “Good Reason”; or

(b) Executive’s employment is terminated by death or because of “Disability”.

If a “Change in Control” (as defined in the CIC Agreement) occurs prior to the date set forth in Section 1 and 2 above, the Restricted Stock shall immediately vest as provided in such CIC Agreement.

5. Forfeiture of Awards. In the event Executive’s employment is terminated for “Cause” or at the election of Executive for any reason other than “Good Reason” prior to the date set forth in Section 1 and 2 above, Executive shall forfeit the Restricted Stock and Cash Payment, and this Agreement shall immediately terminate.

6. Restriction on Timing of Distribution. The Cash Payment is intended to be excluded from coverage under Section 409A of the Internal Revenue Code (the “Code”) pursuant to the “short-term deferral rule” and this Agreement shall be interpreted accordingly.

7. Benefit Continuation. In the event that Executive is actively employed by the Company from the date of this Agreement through the date set forth in Sections 1 and 2 above, commencing on the date of Executive’s termination of employment with the Company for any reason and continuing until Executive’s 65th birthday (or such lesser time as required to avoid the imposition of additional taxes under Section 409A of the Code) (the “Welfare Benefit Continuation Period”), Executive shall be eligible to participate under the same type of Company-sponsored group health plan and dental plan (e.g., individual or family coverage) in which he was covered immediately prior to termination of employment. Executive shall receive such continued coverage under the same terms and conditions (e.g., any requirement that employees pay all or any portion of the cost of such coverage) that would apply if Executive had continued to be an employee of the Company during the Welfare Benefit Continuation Period.

8. Provisions Relating to Restricted Stock.

(a) To the extent not yet vested, Restricted Stock may not be transferred, assigned, pledged or hypothecated by Executive, whether by operation of law or otherwise, nor may the Restricted Stock be made subject to execution, attachment or similar process.

(b) Upon the vesting of the shares of Restricted Stock hereunder, the Company will issue Executive a share certificate for such shares, free of the legend set forth in subsection (h) below. The Purchase Price for the Restricted Stock shall be deemed to be paid at that time by Executive’s services to the Company.

(c) The certificates for the Restricted Stock shall be deposited in escrow with the Secretary of the Company to be held in accordance with the provisions of this paragraph. In the alternative, the Company may use the book-entry method of share recordation to indicate Executive’s share ownership and the restrictions imposed by this Agreement. If share certificates are issued, each deposited certificate shall be accompanied by a duly executed Assignment Separate from Certificate. The deposited certificates shall remain in escrow until such time or times as the certificates are to be released or otherwise surrendered for cancellation as discussed below. Upon delivery of the certificates to the Company, Executive shall be issued an instrument of deposit acknowledging the number of shares of Stock delivered in escrow to the Secretary of the Company.

(d) Executive agrees, as a condition of this grant, that he will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the vesting of Stock acquired under this grant. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the vesting of shares arising from this grant, the Company shall have the right to require such payments from Executive, withhold shares that would otherwise have been issued to Executive under this Agreement or withhold such amounts from other payments due to Executive from the Company or any Affiliate.

(e) Under Section 83 of the Internal Revenue Code of 1986, as amended (the “Code”), the difference between the purchase price paid for the shares of Stock and their fair market value on the date any forfeiture restrictions applicable to such shares lapse will be reportable as ordinary income at that time. Executive may elect to be taxed at the time the shares are acquired rather than when such shares cease to be subject to such forfeiture restrictions by filing an election under Section 83(b) of the Code with the Internal Revenue Service within thirty (30) days after the Grant Date. Failure to make this filing within the thirty (30) day period will result in the recognition of ordinary income by Executive (in the event the fair market value of the shares increases after the date of purchase) as the forfeiture restrictions lapse. EXECUTIVE ACKNOWLEDGES THAT IT IS HIS SOLE RESPONSIBILITY, AND NOT THE COMPANY’S, TO FILE A TIMELY ELECTION UNDER SECTION 83(b), EVEN IF EXECUTIVE REQUESTS THE COMPANY OR ITS REPRESENTATIVES TO MAKE THIS FILING ON HIS BEHALF. EXECUTIVE IS RELYING SOLELY ON HIS OWN ADVISORS WITH RESPECT TO THE DECISION AS TO WHETHER OR NOT TO FILE ANY 83(b) ELECTION.

(f) Executive shall have the right to vote the Restricted Stock and, subject to the provisions of this Agreement, to receive any dividends declared or paid on such stock. Any distributions Executive receives as a result of any stock split, stock dividend, combination of shares or other similar transaction shall be deemed to be a part of the Restricted Stock and subject to the same conditions and restrictions applicable thereto. The Company may in its sole discretion require any dividends paid on the Restricted Stock to be reinvested in shares of Stock, which the Company may in its sole discretion deem to be a part of the shares of Restricted Stock and subject to the same conditions and restrictions applicable thereto. Except as described in the Plan, no adjustments are made for dividends or other rights if the applicable record date occurs before Executive’s stock certificate is issued.

(g) In the event of a stock split, a stock dividend or a similar change in the Company’s Common Stock, the number of shares covered by this grant may be adjusted (and rounded down to the nearest whole number) pursuant to the Plan. Executive’s Restricted Stock shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.

(h) All certificates representing the Stock issued in connection with this grant shall, where applicable, and if issued prior to vesting, have endorsed thereon the following legend:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND OPTIONS TO PURCHASE SUCH SHARES SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER, OR THE HOLDER’S PREDECESSOR IN INTEREST. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY BY THE HOLDER OF RECORD OF THE SHARES REPRESENTED BY THIS CERTIFICATE.”

(i) The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this grant, Executive agrees that the Company may deliver the Plan prospectus and the Company’s annual report to him in an electronic format. Executive may elect to receive paper copies of these documents at any time.

9. Notices. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when hand delivered, sent by overnight courier, or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by telegram, telecopy, or telex, addressed, in the case of Executive, to Executive’s address as shown on the Company’s records and, in the case of the Company, to the Company’s principal office, to the attention of the General Counsel, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

10. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and Executive.

11. Governing Law. This Agreement shall be construed, interpreted and enforced as a sealed instrument under and in accordance with the laws of the Commonwealth of Virginia, without reference to the conflicts of laws provisions thereof. Any action, suit or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the Commonwealth of Virginia (or, if appropriate, a federal court located within Virginia), and the Company and Executive each consents to the jurisdiction of such a court.

12. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of Executive are personal and shall not be assigned by him. Notwithstanding the foregoing, in the event of Executive’s death, any payments that Executive was otherwise entitled to under this Agreement shall be made to his estate.

13. Acknowledgment. Executive states and represents that he has had an opportunity to fully discuss and review the terms of this Agreement with an attorney. Executive further states and represents that he has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act. The Company represents that it has obtained all necessary consents and approvals to execute this Agreement.

14. Miscellaneous.

(a) No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

(b) The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

(c) In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

Trex Company, Inc.

By:
William R. Gupp, Chief Administrative Officer, General Counsel & Secretary

Ronald W. Kaplan

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